Exhibit T3E.4

Citadel Broadcasting Corporation

Offer

to Purchase for Cash Consideration

up to $55.0 million aggregate principal amount of its

1.875% Convertible Subordinated Notes Due 2011

and

to Exchange

Each remaining 1.875% Convertible Subordinated Note Due 2011 for one Amended and Restated Convertible Subordinated Note Due 2011

($330.0 Million Aggregate Principal Amount Outstanding)

(CUSIP Nos. 17285TAA4 and 17285TAB2)

THE OFFER TO PURCHASE AND EXCHANGE AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 5, 2008, REFERRED TO AS THE “EXPIRATION DATE,” UNLESS EXTENDED. EXISTING NOTES TENDERED PURSUANT TO THE OFFER TO PURCHASE AND EXCHANGE MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

May 7, 2008

To Our Clients:

Enclosed for your consideration is an Offer to Purchase and Exchange (the “Offer to Purchase and Exchange”) of Citadel Broadcasting Corporation, a Delaware corporation (the “Company”), relating to the Company’s 1.875% Convertible Subordinated Notes Due 2011 (the “Existing Notes”), and the Letter of Transmittal and instructions thereto (the “Letter of Transmittal” and, together with the Offer to Purchase and Exchange, the “Offer Documents”), which together constitute the Company’s offer to (i) purchase (the “Offer to Purchase”) for cash, on a pro rata basis, up to $55.0 million of its Existing Notes that are tendered and not withdrawn at a price of $900 per $1,000 principal amount of the Existing Notes (the “cash consideration”), and (ii) exchange (the “Exchange Offer” and together with the Offer to Purchase, the “Offer”) $1,000 principal amount of its newly authorized Amended and Restated Convertible Subordinated Notes due 2011 (the “Amended Notes”) for each $1,000 principal amount of Existing Notes (the “exchange consideration” and, together with the cash consideration, the “consideration”). The Existing Notes were issued on February 18, 2004 in an aggregate principal amount of $330.0 million, all of which remains outstanding.

We are the holder of Existing Notes held by us for your account. A tender of such Existing Notes can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Existing Notes held by us with respect to Existing Notes held by us for your account.

We request you to complete the Instructions, annexed hereto, as to whether you wish to have us tender Existing Notes on your behalf in respect of any or all of the Existing Notes held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1. In consideration for the Existing Notes you validly tender for cash and do not properly withdraw before the Expiration Date (assuming the satisfaction of all conditions of the Offer, including the Minimum Tender Condition (as defined below)) and that are accepted by the Company, you will receive $900 per $1,000 principal amount of the Existing Notes. The cash consideration will be paid on the Payment Date.

The Company will pay for cash, on a pro rata basis, up to a maximum $55.0 million of principal amount of the outstanding Existing Notes. If more than $55.0 million principal amount of Existing Notes are validly tendered to us for the cash consideration and not withdrawn and the conditions to the Offer are satisfied, the Company will accept only $55.0 million of principal amount of outstanding Existing Notes for the cash consideration, as a result of which the aggregate principal amount of Existing Notes that the Company will accept from each of the holders so validly tendered for the cash consideration will be pro-rated based upon the product of the principal amount of Existing Notes so tendered by such holder times a fraction, of which (i) the numerator is $55.0 million and (ii) the denominator is the aggregate principal amount of all Existing Notes validly tendered to the Company for the cash consideration, rounded to the nearest $1,000 multiple.

2. In exchange for the Existing Notes you validly tender for the exchange consideration and do not properly withdraw before the Expiration Date (assuming the satisfaction of all conditions to the Offer, including the Minimum Tender Condition (as defined below)) and that are accepted by the Company for exchange, you will receive the exchange consideration of $1,000 principal amount of Amended Notes for each $1,000 principal amount of Existing Notes so tendered, reduced proportionately for Existing Notes accepted by the Company for the cash consideration (in respect of which the exchange consideration will not be paid).

3. The Offer will expire on the Expiration Date, and may be withdrawn at any time prior to the Expiration Date, but not thereafter.

4. If you wish to receive the consideration, we must receive your instructions in ample time to permit us to effect a tender of Existing Notes on or prior to the Expiration Date.

5. Pursuant to a settlement agreement, dated as of May 19, 2008, among the Company, Wilmington Trust Company and holders of a majority in aggregate principal amount of outstanding Existing Notes, such holders agreed to irrevocably tender in the Offer all of the Existing Notes held by them. The Offer is conditioned upon, among other things, (i) such holders validly tendering and not withdrawing a majority in aggregate principal amount of Existing Notes (the “Minimum Tender Condition”) and (ii) the satisfaction of the General Conditions (as defined in the Offer to Purchase and Exchange). In the event that the Offer is withdrawn or otherwise not completed, the consideration will not be paid or become payable to holders of the Existing Notes who have validly tendered their Existing Notes in connection with the Offer.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company or the Depositary for purposes of the Offer. For all purposes noted in all materials related to the Offer, the term “solicit” shall be deemed to mean no more than “processing Existing Notes exchanged” or “forwarding to customers materials relating to the Offer.”

If you wish to have us tender any or all of your Existing Notes, please so instruct us by completing, executing and returning to us the Instructions annexed hereto. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Existing Notes, all such Existing Notes will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to 5:00 p.m., New York City time, on the Expiration Date.

The Offer is not being made to (nor will tenders of Existing Notes be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Company, in its sole discretion, may take such action as it may deem necessary to make the Offer in any such jurisdiction, and may extend the Offer to holders of Existing Notes in such jurisdiction.

Instructions with Respect to the

Offer

to Purchase for Cash Consideration

up to $55.0 million aggregate principal amount of its

1.875% Convertible Subordinated Notes Due 2011

and

to Exchange

Each remaining 1.875% Convertible Subordinated Note Due 2011 for one Amended and Restated Convertible Subordinated Note Due 2011

($330.0 Million Aggregate Principal Amount Outstanding)

(CUSIP Nos. 17285TAA4 and 17285TAB2)

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer Documents”), in connection with the offer by Citadel Broadcasting Corporation, a Delaware corporation, (i) to purchase (the “Offer to Purchase”) for cash, on a pro rata basis, up to $55.0 million of its 1.875% Convertible Subordinated Notes Due 2011 (the “Existing Notes”) that are tendered and not withdrawn at a price of $900 per $1,000 principal amount of the Existing Notes (the “cash consideration”), and (ii) to exchange (the “Exchange Offer” and together with the Offer to Purchase, the “Offer”) $1,000 principal amount of its newly authorized Amended and Restated Convertible Subordinated Notes due 2011 for each $1,000 principal amount of Existing Notes.

Tenders of Existing Notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof, provided that the foregoing will not apply if you wish to tender all Existing Notes that you beneficially own.

This will instruct you to tender the aggregate principal amount of Existing Notes indicated below held by you or for the account or benefit of the undersigned (or, if no amount is indicated below, for all of the aggregate principal amount of Existing Notes held by you for the account of the undersigned) upon the terms and subject to the conditions set forth in the Offer.

SIGN HERE

Total Aggregate Principal Amount of Existing Notes Beneficially Owned:

*
Signature(s)**

Aggregate Principal Amount of Existing Notes to be Tendered:
Please type or print name(s)**

*
Dated: , 2008

Please type or print address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

Account Number(s)

*	Unless otherwise indicated, it will be assumed that all of the aggregate principal amount of Existing Notes held by us for your account is to be tendered.
**	If Existing Notes are beneficially owned by two or more beneficial owners, all such owners must sign.

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